Exhibit (m)(2)

SCHEDULE A

as last revised January 22, 2025

to the

ADVISORSHARES TRUST

DISTRIBUTION PLAN

dated June 2, 2009

Funds

AdvisorShares Dorsey Wright ADR ETF

AdvisorShares Ranger Equity Bear ETF

AdvisorShares Insider Advantage ETF

AdvisorShares STAR Global Buy-Write ETF

AdvisorShares Focused Equity ETF

AdvisorShares Vice ETF

AdvisorShares Dorsey Wright Short ETF

AdvisorShares Pure Cannabis ETF

AdvisorShares Dorsey Wright FSM US Core ETF

AdvisorShares Dorsey Wright FSM All Cap World ETF

AdvisorShares Pure US Cannabis ETF

AdvisorShares Q Dynamic Growth ETF

AdvisorShares Hotel ETF

AdvisorShares Restaurant ETF

AdvisorShares Gerber Kawasaki ETF

AdvisorShares Psychedelics ETF

AdvisorShares MSOS Daily Leveraged ETF

AdvisorShares HVAC and Industrials ETF

Distribution Fees

Distribution Services…………………………twenty-five basis points (0.25%)

Calculation of Fees

Distribution fees are based on a percentage of each Fund’s average daily net assets.